                                                                    EXHIBIT 4(g)

                               AMENDMENT NO. 1 TO
                              GOVERNANCE AGREEMENT

     This Amendment No. 1 (this "Amendment") to the Governance Agreement (as hereinafter defined), between United Water Resources Inc., a New Jersey corporation ("UWR"), and Lyonnaise American Holding, Inc., a Delaware corporation (the "Stockholder"), is dated as of June 27, 1996.

                                  WITNESSETH
                                  ----------

     WHEREAS, UWR and the Stockholder are parties to a Governance Agreement dated and effective as of April 22, 1994 (the "Governance Agreement"); and

     WHEREAS, UWR and the Stockholder and/or certain affiliated and associated companies of such parties propose to enter into a United Kingdom partnership and certain related contractual and financial arrangements providing, among other things, for the indirect investment by UWR in the stock of Northumbrian Water Group plc which, in turn, owns the stock of certain water, waste water and other companies (said partnership and contractual and financial arrangements, and the relationships created thereby and any business and operations conducted pursuant thereto, being collectively referred herein as the "Northumbrian Transaction"); and

     WHEREAS, UWR is willing to enter into the Northumbrian Transaction only upon fulfillment of certain conditions, including, without limitation, the clarification of certain implications of the Northumbrian Transaction under the Governance Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

     1.  Amendments.  The Governance Agreement shall be amended as follows:
         -----------

     (a) Section 3.5(a)  The following sentence shall be added at the end of
         --------------
Section 3.5(a): "It is understood and agreed that Unrelated Business shall in any event exclude the Northumbrian Transaction (as defined in Amendment No. 1 to this Agreement, dated as of June 27, 1996)."

     (b) Section 6.1(d)  The term "(ii)" in Section 6.1(d) shall be replaced
         --------------
with the term "(iii)", and a comma and the following phrase shall be added after the word "Closing" and before the word "or" appearing at the end of clause (i) in Section 6.1(d): "(ii) the investment or involvement of UWR or any affiliated or associated Person in the Northumbrian Transaction (as defined in Amendment No. 1 to this Agreement, dated as of June 27, 1996)".

     2.   Continued Effect.  Except for the amendments of the Governance
          -----------------
Agreement provided for above, all terms, provisions, covenants, representations, warranties, agreements and conditions contained in the Governance Agreement remain in full force and effect and shall not be deemed to be waived, modified or amended hereby.

     3.   Effectiveness.  This Amendment shall become effective upon the
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execution and delivery hereof by both of the parties hereto.

     4.   Governing Law.  This Amendment shall be governed by and construed and
          --------------
enforced in accordance with the internal laws of the State of New Jersey.

     5.   Counterparts.  This Amendment may be executed by the parties hereto in
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counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, UWR and the Stockholder have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth at the head of this Amendment.

                         UNITED WATER RESOURCES INC.


                         By: /s/ Donald L. Correll
                             ---------------------
                         Name: Donald L. Correll
                               -------------------
                         Title:   Chairman and CEO
                                ------------------



                         LYONNAISE AMERICAN HOLDING, INC.


                         By: /s/  Joseph M. Boyle
                             --------------------
                         Name:  Joseph M. Boyle
                               ------------------
                         Title:    Vice President - Finance
                                ---------------------------

Lyonnaise represents and warrants that the agreement of Lyonnaise to this Amendment set forth below has been duly executed and delivered by Lyonnaise and, assuming due authorization and valid execution and delivery of this Amendment by UWR and the Stockholder, such Amendment is a valid and binding obligation of Lyonnaise, enforceable in accordance with its terms. Lyonnaise agrees, and agrees to cause each Lyonnaise Affiliate, to be bound by those provisions of this Amendment binding on or applying to the Stockholder or the Stockholder Affiliates.


                         Lyonnaise des Eaux


                         By: /s/  Guy de Panafieu
                             ----------------------
                         Name:  Guy de Panafieu
                               --------------------
                         Title:    Senior Executive Vice President
                                -----------------------------------